Exhibit 99

Of the 53,417 shares of common stock shown in Column 2 of Table I:

1) Includes 5,301 shares held directly.

2) Includes performance-based restricted stock unit awards under the Issuer's 2021 Equity Incentive Plan that provides for vesting rates based on certain performance-based criteria:
     a. 9,065*# shares granted on 10/21/2021, with a three-year performance period (9/1/2021-8/31/2024);
     b. 11,725*# shares granted on 10/20/2022, with a three-year performance period (9/1/2022-8/31/2025); and
     c. 6,720*# shares granted on 10/19/2023, with a three-year performance period (9/1/2023-8/31/2026).

3) Includes time-based restricted stock unit awards under the Issuer's 2021 Equity Incentive Plan:
     a. 2,076* shares granted on 10/21/2021, which will vest on the third anniversary of the grant date;
     b. 4,690* shares granted on 10/20/2022, of which 2,010 shares will vest on the second anniversary and 2,680 shares will vest on the third anniversary of the grant date;
     c. 10,000 shares granted on 7/20/2023; of which 5,000 shares will vest on the first anniversary and 5,000 shares will vest on the second anniversary of the grant date; and
     d. 3,840 shares granted on 10/19/2023, of which 1,152 shares will vest on the first anniversary, 1,152 shares will vest on the second anniversary and 1,536 shares will vest on the third anniversary of the grant date.


*Each restricted stock unit represents the right to receive one share of Issuer's Common Stock at vesting.

#The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met.